[XXX] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.9

IC TECHNOLOGY DEVELOPMENT AGREEMENT

THIS IC TECHNOLOGY DEVELOPMENT AGREEMENT (“Agreement”) is entered into as of May 28, 2009 by and among Polar Semiconductor, Inc., a Delaware corporation headquartered in Bloomington, Minnesota (“PSI”); Sanken Electric Co., Ltd., a Japanese corporation headquartered in Saitama, Japan (“Sanken”); and Allegro MicroSystems, Inc., a Delaware corporation headquartered in Worcester, Massachusetts (“Allegro”). Such parties are singularly referred to herein as a “Party” and collectively referred to as “Parties.”

WHEREAS, the Parties may, from time to time, cooperate in the development of new technology with the anticipation that such technology may be used by PSI to manufacture products for Sanken and Allegro; and

WHEREAS, the Parties wish to stipulate the terms and conditions that will apply to such technology development; and

WHEREAS, the Parties have entered into several prior agreements concerning technology development, and wish to integrate such agreements into a single agreement that will act as a successor to the prior agreements.

NOW, THEREFORE, the Parties hereby agree as follows:

1.     Development Activities. The Parties may, from time to time, agree upon certain technologies to be developed pursuant to this Agreement. In such case, the Parties will cooperate to establish an IC process road map and agree upon the process development and enhancement activities necessary to implement such road map (the “Development Activities”). The technology resulting from the Development Activities, together with derivatives thereof, is referred to herein as the “Technology.”

2.     Development Team. The Parties have established an IC Process Development Steering Committee (hereinafter the “Team”) to agree upon and monitor the Development Activities. The Team will be comprised of an equal number of members from each Party representing both the business and technology segments of each Party. Unless otherwise agreed by the Parties, the Team will not exceed twelve (12) members. It is anticipated that the Team will meet on a quarterly basis. The technology roadmap for the Development Activities shall be based upon requirement inputs from Allegro and Sanken and shall be updated at least annually. The Team will describe the anticipated process technology required and review the progress of the Development Activities. The responsibilities of each Party’s development teams to accomplish the technology roadmap activities, and the establishment, validation! and prioritization of items on the technology roadmap, will be agreed upon by the Team.

3.     Staffing. In order to conduct the Development Activities, PSI will maintain an advanced technology group and will evaluate and install new process modules. PSI will be responsible for and will have sole discretion regarding staffing and personnel assignments required to complete PSI’s portion of the Development Activities. Allegro and Sanken may assign staff to these projects as agreed to by the Team, and may station employees at PSI to work on the Development Activities.

4.     Expense of Development Activities. Sanken and Allegro [XXX]. On an annual basis, the Parties will mutually agree upon (a) the fee to be paid to PSI by Sanken and Allegro for the ensuing fiscal year for these designated expenses (the “Annual Fee”); (b) the timing of payment of the Annual Fee; and (c) any applicable assumptions concerning the designated expenses or other items that are included or excluded with the Annual Fee. PSI will bear responsibility for any expense that exceeds the Annual Fee.

5.     Outside Party Involvement. The Parties may from time to time mutually decide to procure assistance or technology from unrelated parties in connection with the Development Activities. Any contracts with such unrelated parties, or any arrangements between the Parties concerning payments to such parties, shall have such terms as the Parties shall mutually agree and need not be attached as exhibits to this Agreement. Notwithstanding the foregoing, any Party may independently engage its own outside consultant concerning the Development Activities at its own expense.

6.     Manufacturing for Sanken or Allegro. PSI and Sanken or Allegro, as applicable, will agree upon reasonable prices and terms for products manufactured for Sanken or Allegro by PSI using the Technology. The Parties anticipate that such pricing will incorporate the benefits of yield improvements and cost reductions. Sanken or Allegro, as applicable, will provide good faith quarterly and long-range forecasts of products to be purchased from PSI, and PSI will reserve and/ or install such capacity for Sanken or Allegro.

7.     Transfer of Technology. While the intention of the Parties is that PSI will manufacture products based on the Technology, Sanken or Allegro may, in the following limited situations, transfer an applicable portion of the Technology to an alternative manufacturing site: (a) a Party’s reasonably projected purchase requirements exceeds PSI’s capacity and/ or allocations to such Party; (b) material quality or delivery nonperformance with respect to products based on the Technology, provided that some reasonable early warning triggers of material nonperformance will be developed by the Parties; (c) Sanken or Allegro requires a second source for security of supply or dual sourcing due to business conditions and/or customer contractual requirements, provided that a substantial volume of production shall continue to be purchased from PSI as negotiated with the applicable Party; or (d) transfer to a new owner of Sanken or Allegro.

8.     PSI Intellectual Property. Except as set forth in this Section 8, PSI will retain ownership of all intellectual property that PSI owned prior to the Development Activities. The exception is that Sanken and Allegro shall have a nonexclusive license for the applicable portion of so-called Polar 35 technology, which is a technology upon which some of the Technology will be developed pursuant to the Development Agreement. PSI acknowledges receipt of $[XXX] from each of Sanken and Allegro as compensation for such license. Such license shall continue for as long as Allegro and/ or Sanken use (either directly or by transfer permitted herein) any of the Technology developed pursuant to this Agreement.

9.     Ownership of the Technology. Sanken, Allegro and PSI shall jointly own the Technology developed pursuant to this Agreement subject to the following exceptions: (a) Allegro shall have sole ownership of all intellectual property related to the design and manufacture of magnetic sensors; and (b) Sanken and Allegro shall jointly own the SG5 technology and its derivatives. Neither Sanken, Allegro, nor PSI shall sell, assign or transfer any of the Technology to any other party without the written consent of any other Party who has joint ownership in the Technology or as expressly permitted under this Agreement. Sanken and Allegro shall have the right of access to the details of the Technology. Technology that is not subject to one of the exceptions set forth in subsection (a) or (b) above shall, unless otherwise agreed to in writing by the Team, be jointly owned by all three Parties.

10.     PSI Use of SG5 Technology. With respect to that portion of the Technology that is SG5 technology and its derivatives (which portion is jointly owned by Sanken and Allegro pursuant to Section 9), PSI may use individual unit processes within SG5 or its derivatives (such as devices, models, process design kit, process control module, electrical test code for process control module, characterization reports, qualification reports, application notes, etc.) in the conduct of its business and manufacturing for others. Such elements of the Technology may be ported by PSI across technology platforms in a modular way. However, PSI shall not use the Technology as a whole or use a combination of unit processes of the Technology so as to create a system or technology that competes with Sanken’s or Allegro’s business or technology for five years after PSI establishes its capability to manufacture products for Sanken and Allegro using the Technology based upon successful qualification thereof.

11.     Related Documentation. The Parties agree on the following procedures for documentation related to this Agreement:

(a)     The Annual Fee for each fiscal year shall be set forth in a document executed by an officer or designated representative of each Party. Upon execution, such Annual Fee shall be incorporated herein by reference.

(b)     The Development Activities shall be identified and agreed by the Team pursuant to such procedures as the Team may develop from time to time. It shall not be necessary for the Development Activities to be set forth in a document signed by each Party. The Development Activities may be documented in such manner as the Team determines in its discretion.

(c)     Prices and terms for products manufactured by PSI pursuant to Section 6 shall be determined by the applicable Parties in any manner they deem appropriate, including without limitation formal agreements, purchase orders and acknowledgements, e-mail communication or such other documentation as may be reasonable and customary for a supplier-customer relationship.

(d)     The documentation described in this Section 11 shall be maintained in an orderly fashion with the business records of the Parties. However, it shall not be necessary, nor shall it be the practice of the Parties, to attach such documentation as exhibits to this Agreement.

12.     Term. This Agreement shall continue in effect until such time as (a) the Parties mutually agree to its termination; (b) the Parties adopt a successor agreement; or (c) the Parties fail to agree upon the Annual Fee for a fiscal year within three months after the commencement of such fiscal year. Sections 7, 8, 9, and 10 herein shall survive the termination of this Agreement.

13.     Confidentiality. Neither Sanken nor Allegro shall disclose any element of the Technology to any third party, except for specifically identified Sanken or Allegro customers in commercial situations for marketing and qualification purposes. Neither Sanken nor Allegro will apply for any patent in any country in connection with any Technology without obtaining the permission of, and then only jointly with, the other Party that is a joint owner of the Technology. PSI shall not disclose any element of the Technology to any third party except as expressly permitted by this Agreement.

14.     Improvements. Simple improvements after the Technology has been qualified should be considered as part of continuous improvement activities, without charge to Sanken or Allegro. Examples of simple improvements are: modifications to unit processes to improve yields or performance; and qualification of new or improved tools for manufacturing.

15.     Scope of Agreement. This Agreement applies only to Technology developed pursuant to the Development Activities as defined in this Agreement. Two of the

Parties or all of the Parties may collaborate with respect to technology development that is separate from this Agreement. Unless otherwise agreed by the Parties, any technology development activities that are covered by the Annual Fee shall be deemed within the scope of this Agreement and other activities shall be presumed not to be within the scope of this Agreement.

16.     Miscellaneous Provisions.

16.1     Entire Agreement. This Agreement constitutes the entire understanding between the Parties and supersedes all prior understandings or agreements concerning the subject matter hereof, including without limitation a letter agreement between the Parties dated as of August 31, 2007; the Joint Technology Development Agreement between the Parties dated September 13, 2007; an SG5 Phase II Agreement between Sanken and Allegro executed in October 2007; a Memorandum of Understanding dated March 19, 2008; and a First Addendum to the Memorandum of Understanding dated August 26, 2008.

16.2     Amendments. No amendment or modification of this Agreement shall be effective unless set forth in writing and signed by a duly authorized representative of each Party.

16.3     Assignment. No Party shall assign any or all of its rights and obligations under this Agreement without the prior written consent of the other Parties.

16.4     Waiver. Any failure by a Party to exercise or enforce any right under this Agreement shall not be deemed a waiver of such Party’s right thereafter to enforce each and every term and condition of this Agreement.

16.5     Force Majeure. The obligations of a Party under this Agreement will be suspended during the period and to the extent that such Party is prevented or hindered from complying therewith by any cause beyond its reasonable control including (insofar as such cause is beyond such party’s control but without prejudice to the generality of the foregoing expression); strikes, lockouts, labor disputes, act of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood or storm. In the event of either Party being so hindered or prevented such party will give notice of suspension as soon as reasonably possible to the other party stating the date and extent of such suspension and the cause thereof and the omission to give such notice will forfeit the rights of such Party to claim such suspension. Any Party whose obligations have been suspended as aforesaid will not be deemed to be in default of its contractual obligations nor will any penalties or damages be payable. Any such Party will resume the performance of such obligations as soon as reasonably possible after the removal of the cause and will so notify the other Parties. In the event that such cause continues for more than three (3) months either party may terminate this Agreement on fourteen (14) days written notice.

16.6     Language. This Agreement was drafted and executed in the English language.

16.7     Severability. The invalidity or unenforceability of any portion of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement.

16.8     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

16.9     Dispute Resolution. The Parties shall make best efforts to try to resolve any and all claims, controversies or difficulties between the Parties (“Claims”) by mutual discussions in good faith. Should the Parties be unable to reach resolution themselves, Claims shall be finally settled by arbitration held in Minneapolis, Minnesota, pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first written above.

POLAR SEMICONDUCTOR, INC.	ALLEGRO MICROSYSTEMS, INC.

/s/ Yoshihiro Suzuki	/s/ Dennis H. Fitzgerald
Yoshihiro Suzuki, President and CEO	Dennis H. Fitzgerald, President and CEO

SANKEN ELECTRIC CO., LTD.

/s/ Masao Hoshino
Masao Hoshino, Vice President Sanken Electric Co. LTD